Exhibit 10.5
EXECUTION VERSION
SALT LAKE CITY STORAGE AND TRANSPORTATION SERVICES AGREEMENT
     This Salt Lake City Storage and Transportation Services Agreement (the “Agreement”) is dated as of April 26, 2011, by and between Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”) and Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”).
RECITALS
     WHEREAS, TLO owns a storage facility for crude oil and refined products (the “Storage Facility”) and certain related tanks and pipelines;
     WHEREAS, TLO desires to provide storage and transportation services with respect to crude oil and refined products owned by TRMC and stored in one or more of TLO’s Tanks (as defined below) and crude oil and refined products owned by TRMC and transported from time to time through the Pipelines (as defined below) between the Storage Facility and TRMC’s refinery located at Salt Lake City, Utah (the “Refinery”);
     WHEREAS, TLO’s Tanks (as defined below) at the Storage Facility have an aggregate Shell Capacity (as defined below) of 878,000 Barrels (as defined below) and an aggregate Operating Capacity (as defined below) of 712,540 Barrels (as defined below) due to existing soil conditions at the Storage Facility; and
     WHEREAS, TRMC and TLO desire to enter into this Agreement to memorialize the terms of their commercial relationship.
     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:
1. DEFINITIONS
     Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
     “Agreement” has the meaning set forth in the Preamble.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
     “Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
     “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
     “Capacity Resolution” has the meaning set forth in Section 6(d).

     “Commencement Date” has the meaning set forth in Section 3.
     “Commitment” has the meaning set forth in Section 2.
     “Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
     “Extension Period” has the meaning set forth in Section 4.
     “First Offer Period” has the meaning set forth in Section 19(d).
     “Force Majeure” means circumstances not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.
     “Force Majeure Notice” has the meaning set forth in Section 20(a).
     “Force Majeure Period” has the meaning set forth in Section 20(a).
     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.
     “Notice Period” has the meaning set forth in Section 21(a).
     “Operating Capacity” means the effective storage capacity of a Tank, taking into account accepted engineering principles, industry standards, American Petroleum Institute guidelines and Applicable Laws, under actual conditions as they may exist at any time. The current Operating Capacity of each Tank as of the date hereof is listed on Schedule 2 attached hereto.
     “Operating Procedures” has the meaning set forth in Section 12(a).

     “Partnership” means Tesoro Logistics LP.
     “Partnership Change of Control” means Tesoro Corporation ceases to Control the general partner of the Partnership.
     “Party” or “Parties” means that each of TRMC and TLO is a “Party” and collectively are the “Parties” to this Agreement.
     “Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
     “Pipeline” or “Pipelines” means the four certain interconnecting pipelines extending from the Storage Facility to the Refinery listed on Schedule 1 attached hereto.
     “Product” or “Products” means crude oil, refined products, and other materials transported on the Pipelines and/or stored in the Tanks in the ordinary course of business.
     “Receiving Party Personnel” has the meaning set forth in Section 25.
     “Refinery” has the meaning set forth in the Recitals.
     “Restoration” has the meaning set forth in Section 6(c).
     “Right of First Refusal” has the meaning set forth in Section 19(d).
     “Shell Capacity” means the gross storage capacity of a Tank, based upon its dimensions, as set forth for each Tank on Schedule 2 attached hereto.
     “Storage and Transportation Fee” has the meaning set forth in Section 5(a).
     “Storage Facility” has the meaning set forth in the Recitals.
     “Suspension Notice” has the meaning set forth in Section 21(a).
     “Tanks” mean the thirteen (13) tanks owned by TLO and listed on Schedule 2 attached hereto, each of which is used for the storage of Products and located at the Storage Facility.
     “Term” and “Initial Term” each have the meaning set forth in Section 4.
     “Termination Notice” has the meaning set forth in Section 20(a).
     “TLO” has the meaning set forth in the Preamble.
     “TRMC” has the meaning set forth in the Preamble.
     “TRMC Termination Notice” has the meaning set forth in Section 20(b).
2. TRANSPORTATION OR STORAGE COMMITMENT
     During the Term of this Agreement and subject to the terms and conditions of this Agreement and the effective Operating Capacity of each Tank and the Storage Facility as a whole, TLO shall, as applicable, store all Products tendered by TRMC at the Storage Facility or on the Pipelines and transport such Products on TLO’s Pipelines between the Refinery and the Storage Facility (the “Commitment”). The Pipelines identified on Schedule 1 attached hereto and the Tanks identified on Schedule 2 attached hereto shall be dedicated and used exclusively for the storage and throughput of TRMC’s Products. For those dedicated Pipelines and Tanks, TRMC shall be responsible for providing all line fill and tank heels required for the operation of such Pipelines and Tanks. At any time after any such Product has been received in such Tanks, TLO may, for operational, environmental or safety reasons, move such Product to one or more other Tanks within the Storage Facility, at TLO’s sole cost and expense.
3. COMMENCEMENT DATE
     The Parties anticipate that the “Commencement Date” will be April 26, 2011. The actual Commencement Date shall be the date specified by TLO in a written notice to TRMC. The Parties agree that there are a number of factors that may affect the actual Commencement Date. Consequently, neither Party shall have any right or remedy against the other Party if the actual Commencement Date is earlier or later than the anticipated Commencement Date.
4. TERM
     The initial term of this Agreement shall commence on the Commencement Date and shall continue through April 30, 2021 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than ninety (90) days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”.
5. STORAGE AND TRANSPORTATION FEE
     (a) Storage and Transportation Fee. TRMC shall pay a monthly fee (the “Storage and Transportation Fee”) to reserve, on a firm storage or transportation basis (as applicable), all of the existing aggregate Shell Capacity of all of the Tanks in the Storage Facility and all of the throughput capacity on TLO’s Pipelines. Such fee shall be payable by TRMC on a monthly basis throughout the Term of the Agreement, regardless of the actual volumes of Products stored and/or transported by TLO on behalf of TRMC, provided, however, that the Parties shall from time to time negotiate an appropriate adjustment to such fee if the following conditions are met: (a) TRMC requires the full Operating Capacity of the Tanks, (b) the full Operating Capacity of the Tanks is not available to TRMC for any reason (other than any reason resulting from or relating to actions or inactions by TRMC), and (c) TLO is unable to otherwise accommodate the actual volumes of Products required to be stored and/or transported by TRMC pursuant to the terms of this Agreement. The Parties recognize that the existing Operating Capacity of certain Tanks is less than the Shell Capacity of such Tanks, but the Parties acknowledge and agree that the Storage and Transportation Fee shall be based upon the aggregate Shell Capacity of the Tanks. Such fee shall include all storage, pumping, and transshipment between and among the Tanks and the Pipelines.
     (b) Initial Rate and Fee. The Storage and Transportation Fee shall initially be calculated using a rate of $0.50 per barrel per Month for the then-existing aggregate Shell Capacity of all of the Tanks in the Storage Facility. As of the date hereof, such Storage and Transportation Fee shall be equal to $439,000 per Month; provided however, that the fee owed during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of (i) the number of days in such Month during which this Agreement is effective to (ii) the total number of days in such Month.

     (c) Index Based Rate Increases. All fees set forth in this Agreement shall be increased on July 1 of each year of the Term, by a percentage equal to the greater of zero or the positive change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics.
6. REIMBURSEMENT; CAPABILITIES OF FACILITIES
     (a) Reimbursements. TRMC shall reimburse TLO for all of the following: (i) the actual cost of any capital expenditures that TLO agrees to make upon TRMC’s request; and (ii) any cleaning, degassing or other preparation of the Tanks at the expiration of this Agreement or as requested by TRMC. Such reimbursement shall be made each Month at the time of the payment of the Storage and Transportation Fee.
     (b) Service Interruptions. TLO shall use reasonable commercial efforts to minimize the interruption of service at each Pipeline and Tank. TLO shall promptly inform TRMC’s operational personnel of any anticipated partial or complete interruption of service at any Pipeline or Tank, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations, provided that TLO shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay.
     (c) Maintenance and Repair Standards. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall maintain each Pipeline and Tank in a condition and with a capacity sufficient to throughput a volume of TRMC’s Products at least equal to the current Operating Capacity for such Pipeline and Tanks and the Storage Facility as a whole. TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or other interruption of service, to the extent such Force Majeure or other interruption of service impairs TLO’s ability to perform such obligations. If for any reason, including, without limitation, a Force Majeure event, the throughput or storage capacity of any Pipeline or Tank should fall below its current Operating Capacity, then within a reasonable period of time thereafter, TLO shall make repairs to restore the capacity of such Pipeline or Tank to current Operating Capacity (“Restoration”). Except as provided below in Section 6(d), all of such Restoration shall be at TLO’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers.
     (d) Capacity Resolution. In the event of the failure of TLO to maintain any Pipeline or Tank in a condition and with a capacity sufficient to throughput and store a volume of TRMC’s Products equal to its current Operating Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (as defined below). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the Pipeline or Tank which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration TLO’s economic considerations relating to costs of the repairs and TRMC’s requirements concerning its refining and marketing operations. TLO shall use commercially reasonable efforts to continue to provide storage and throughput of TRMC’s Products at the Pipelines and Storage Facility, to the extent the Pipelines and Storage Facility have capability of doing so, during the period before Restoration is completed. In the event that TRMC’s economic considerations justify incurring additional costs to restore the Pipeline or Tank in a more expedited manner than the time schedule determined in accordance with the preceding sentences, TRMC may require TLO to expedite the Restoration to the extent reasonably possible, subject to TRMC’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event that the Operating Capacity of a Tank is reduced, and the Parties agree that the Restoration of such Tank to its full Operating Capacity is not justified under the standards set forth in the preceding sentences, then the Parties shall negotiate an appropriate adjustment to the Storage and Transportation Fee to account for the reduced Operating Capacity available for TRMC’s use. In the event the Parties agree to an expedited Restoration plan in which TRMC agrees to fund a portion of the Restoration cost or a reduced Storage and Transportation Fee, then neither Party shall have the right to terminate this Agreement pursuant to Section 20 below, so long as any such Restoration is completed with due diligence. TRMC shall pay its portion of the Restoration costs to TLO in advance based on an estimate based on reasonable engineering standards promulgated by the Association for Facilities Engineering. Upon completion, TRMC shall pay the difference between the actual portion of Restoration costs to be paid by TRMC pursuant to this Section 6(d) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TLO’s invoice therefor, or, if appropriate, TLO shall pay TRMC the excess of the estimate paid by TRMC over TLO’s actual costs as previously described within thirty (30) days after completion of the Restoration.
     (e) TRMC’s Right To Cure. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TLO either (i) refuses or fails to meet with TRMC within the period set forth in Section 6(d), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 6(d), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by TLO of any of its obligations under Section 6(d), require TLO to complete a Restoration of the affected Pipeline or Tank, and the Storage and Transportation Fee shall be reduced to account for the reduced Operating Capacity available for TRMC’s use until such Restoration is completed. Any such Restoration required under this Section 6(e) shall be completed by TLO at TRMC’s cost. TLO shall use commercially reasonable efforts to continue to provide storage and throughput of TRMC’s Products at the affected Tank or Pipeline while such Restoration is being completed. Any work performed by TLO pursuant to this Section 6(e) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all applicable laws, rules and/or regulations. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TRMC may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations as described herein.
7. SURCHARGES
     If, during the term of this Agreement, new laws or regulations are enacted that require TLO to make substantial and unanticipated capital expenditures with respect to the Storage Facility or the Pipeline or with respect to the services provided hereunder, TLO may impose a monthly surcharge to cover TRMC’s pro rata share of the cost of complying with these laws or regulations after TLO has made efforts to mitigate the impact of these laws and regulations. TLO and TRMC shall use their reasonable commercial efforts to comply with these laws and regulations, and shall negotiate in good faith to determine the level of the monthly surcharge.
8. PAYMENTS

     TLO will invoice TRMC on a monthly basis, and all amounts owed shall be due and payable no later than ten (10) days after TRMC’s receipt of TLO’s invoice. Any past due payments owed by TRMC to TLO shall accrue interest, payable on demand, at the rate of eight percent (8%) per annum from the due date of the payment through the actual date of payment.
9. SCHEDULING
     All scheduling of delivery into and redelivery out of the Tanks shall be decided by mutual agreement of the Parties. TRMC shall identify to TLO prior to the delivery of any Product to the Storage Facility or the Pipelines, the specific Pipelines and Tanks to be used for receiving, transporting and storing such Product.
10. SERVICES; VOLUME LOSSES
     (a) Services. The services provided by TLO pursuant to this Agreement shall only consist of storage of the Products at the Tanks and transportation of the Products through the Pipelines.
     (b) Volume Losses. TLO shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course physical losses that may result from the storage of the Products at the Tanks and the transportation of the Products through the Pipelines, except if such losses are caused by the gross negligence or willful misconduct of TLO, as further described in Section 18 herein. TRMC will bear any volume losses that may result from the storage or transportation of the Products at the Storage Facility and through the Pipelines, respectively.
11. CUSTODY TRANSFER AND TITLE
     TLO shall be deemed to have custody of the Product being transported on the Pipelines to the Storage Facility at the time it enters the Pipeline; for other Product, TLO shall be deemed to have custody where it enters the receiving line at the Storage Facility. TRMC shall be deemed to receive custody of the Product at the time it enters the Refinery from the Pipelines. Upon re-delivery of any Product to TRMC’s account, TRMC shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody. Title and risk of loss to all TRMC’s Products received in the Storage Facility, the Tanks, and the Pipelines shall remain with TRMC at all times. Both Parties acknowledge that this Agreement represents a bailment of Products by TRMC to TLO and not a consignment of Products, it being understood that TLO has no authority hereunder to sell or seek purchasers for the Products of TRMC. TRMC hereby warrants that it shall have good title to and the right to deliver, store and receive Products pursuant to the terms of this Agreement. TRMC acknowledges that, notwithstanding anything to the contrary contained in this Agreement, TRMC acquires no right, title or interest in or to any of the Storage Facility (including the Tanks) and the Pipelines, except the right to receive, deliver, load, unload and store the Products in the Tanks and through the Pipelines as set forth herein. TLO shall retain control of the Storage Facility, including the Tanks, and the Pipelines at all times.
12. OPERATING PROCEDURES
     (a) Operating Procedures for TRMC. TRMC hereby agrees to strictly abide by any and all laws, regulations, rules, conditions and procedures (the “Operating Procedures”) relating to the operation and use of the Storage Facility (including the Tanks) and the Pipelines that generally apply to receipt, delivery, loading, unloading, storage, and transportation of Products at the Storage Facility and through the Pipelines.

     (b) Operating Procedures for TLO. TLO shall carry out the handling of the Products at the Storage Facility, the Tanks, and the Pipelines in accordance with the Operating Procedures.
13. TANK MODIFICATION AND CLEANING
     (a) Tank Modifications. Each of Tanks shall be used for its historical service, provided however, that TRMC may request that a Tank be changed for storage of a different grade or type of Product. In such an instance, TLO shall agree in good faith to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements and Applicable Law. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the Tanks is performed by TLO at the request of TRMC, TRMC shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or charges TLO may be required to pay in regard to such waste. TLO may require TRMC to pay all such amounts prior to commencement of any remodeling work on the Tanks, or by mutual agreement, the Parties may agree upon an increase in the Storage and Transportation Fee to reimburse TLO for its costs of such modifications, plus a reasonable return on capital.
     (b) Responsibility for Fees. Should TLO take any of Tanks out of service for regulatory requirements, repair, or maintenance, TRMC shall be solely responsible for any alternative storage or product movements as required and all fees associated with such movements. TRMC shall not be reimbursed for any outside storage or transportation costs associated with any alternative movements that result from foregoing requirements. TRMC shall not be responsible to TLO for any throughput fees and dedicated tank storage fees associated with any Tanks taken out of service during the period that such Tank is out of service.
14. LIEN WAIVERS
     TLO hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which TLO would or might otherwise have under or with respect to all Products stored or handled hereunder. TLO further agrees to furnish documents reasonably acceptable to TRMC and its lender(s) (if applicable), and to cooperate with TRMC in assuring and demonstrating that Product titled in TRMC’s name shall not be subject to any lien on the Storage Facility or TLO’s crude oil and other products stored there.
15. TAXES
     TRMC shall pay or cause to be paid all taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) imposed by any federal, state or local government that TLO incurs on TRMC’s behalf for the services provided by TLO under this Agreement. If TLO is required to pay any of the foregoing, TRMC shall promptly reimburse TLO in accordance with the payment terms set forth in this Agreement.
16. COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS
     (a) Compliance With Law. Each Party certifies that none of the Products covered by this Agreement were or will be derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

     (b) Licenses and Permits. TLO shall maintain all necessary licenses and permits for the storage of Products at the Storage Facility.
     (c) Applicable Law. The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Storage Facility. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement, shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
     (d) New Or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
17. LIMITATION ON LIABILITY
     Notwithstanding anything to the contrary contained herein, except to the extent set forth herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.
18. INDEMNIFICATION
     (a) Notwithstanding anything else contained in this Agreement, TLO shall release, defend, protect, indemnify, and hold harmless TRMC from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TRMC and, as applicable, its carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for herein), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TLO in connection with the ownership or operation of the Pipelines or the Storage Facility and the services provided hereunder, and, as applicable, its carriers, customers (other than TRMC), representatives, and agents, or those of their respective employees with respect to such matters, and (iv) any losses incurred by TRMC due to violations of this Agreement by TLO, or, as applicable, its customers (other than TRMC), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD

HARMLESS TRMC FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TRMC.
     (b) Notwithstanding anything else contained in this Agreement, TRMC shall release, defend, protect, indemnify, and hold harmless TLO and, and each of its respective affiliates, officers, directors, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TLO and, as applicable, its carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for herein); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TRMC, in connection with TRMC’s use of the Pipelines or the Storage Facility and the services provided hereunder and TRMC’s Products stored hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TLO due to violations of this Agreement by TRMC, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TLO FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TLO. For the avoidance of doubt, nothing herein shall constitute a release by TRMC of any volume losses that are caused by the TLO’s gross negligence, breach of this Agreement or willful misconduct.
19. TERMINATION; RIGHT TO ENTER INTO A NEW AGREEMENT
     (a) Termination for Default. A Party shall be in default under this Agreement if:
     (i) the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; or
     (ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.
     If either Party is in default as described above, then (i) if TRMC is in default, TLO may or (ii) if TLO is in default, TRMC may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity.

     (b) Obligations at Termination. TRMC shall, upon expiration or termination of this Agreement, promptly remove all of its Products from the Storage Facility within thirty (30) days of such termination or expiration. In the event all of the Product is not removed within such thirty (30) day period, TRMC shall be assessed a holdover storage fee, calculated on the same basis as the Storage and Transportation Fee, to all Products held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time TRMC’s entire Product is removed from the Tanks and the Storage Facility.
     (c) Right to Enter New Agreement. Upon termination of this Agreement for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 20 or Section 21, TRMC shall have the right to require TLO to enter into a new storage and transportation services agreement with TRMC that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the same Storage Facility, the Tanks and the Pipelines that are the subject matter of this Agreement, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that the term of any such new storage and transportation services agreement shall not extend beyond April 30, 2031.
     (d) Right of First Refusal. In the event that TLO proposes to enter into a storage and transportation services agreement with a third party upon the termination of this Agreement for reasons other than (x) by default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 20 or Section 21, TLO shall give TRMC 90 days’ prior written notice of any proposed new storage and transportation services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “First Offer Period”) in which TRMC may make a good faith offer to enter into a new storage and transportation services agreement with TLO (the “Right of First Refusal”). If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such storage and transportation services agreement during the First Offer Period, then TLO shall be obligated to enter into a storage and transportation services agreement with TRMC on the terms set forth in subsection (c) above. If TRMC does not exercise its Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party storage and transportation services agreement. If no third-party storage and transportation services agreement is consummated during such ninety-day period, the terms and conditions of this Section 19(d) shall again become effective.
20. FORCE MAJEURE
     (a) As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 6 above, at any time after TLO delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement relating to the affected Pipeline(s) and/or Tank(s) (with a corresponding and pro rata adjustment in the Storage and Transportation Fee), but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however; that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 20(a) to terminate this Agreement as a result of a Force Majeure with respect to any machinery, storage, tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration under Section 6.
     (b) Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.
21. SUSPENSION OF REFINERY OPERATIONS
     (a) In the event that TRMC decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive Months, TRMC may provide written notice to TLO of TRMC’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after TRMC has publicly announced such suspension and, upon the expiration of the twelve (12)-Month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If TRMC publicly announces, more than two Months prior to the expiration of the Notice Period, its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked, and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.
     (b) During the Notice Period, TRMC shall remain liable for monthly payments of the Storage and Transportation Fees.
     (c) TRMC is not permitted to suspend or reduce its obligations under this Agreement in connection with a shutdown of the Refinery for scheduled turnarounds or other regular servicing or maintenance. If refining operations at the Refinery are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then TRMC shall remain liable for Storage and Transportation Fees under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. TRMC shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance.
22. ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL
     (a) TRMC shall not assign any of its rights or obligations under this Agreement without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement without TLO’s consent in connection with a sale by TRMC of the Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.
     (b) TLO shall not assign any of its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TLO may assign this Agreement without TRMC’s consent in connection with a sale by TLO of the Storage Facility so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.

     (c) Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     (d) TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, TRMC shall have the option to extend the Term of this Agreement as provided in Section 4. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.
23. INSURANCE
     (a) At all times during the Term of this Agreement and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, TRMC shall maintain at its expense the below listed insurance in the amounts specified below which are minimum requirements. Such insurance shall provide coverage to TLO and such policies, other than Worker’s Compensation Insurance, shall include TLO as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to TLO, and eligible to do business in the State of Utah and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that TRMC may procure worker’s compensation insurance from the State of Utah. All limits listed below are required MINIMUM LIMITS:
(i)	Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of Utah, in limits not less than statutory requirements;

(ii)	Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii)	Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TLO or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by TRMC;

(iv)	Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TRMC or by Applicable Law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;

(v)	Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi)	Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; clean up costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii)	Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover TRMC’s owned property; including personal property of others.
     (b) All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
     (c) Upon execution of this Agreement and prior to the operation of any equipment by TRMC, TRMC will furnish to TLO, and at least annually thereafter (or at any other times upon request by TLO) during the Term of this Agreement (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO and shall provide that there will be no material change in or cancellation of the policies unless TLO is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TLO prior to policy expiration.
     (d) TRMC shall be solely responsible for any deductibles or self-insured retention.
24. NOTICE
     All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
If to TRMC, to:
Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Ralph J. Grimmer, Vice President, Logistics
phone: (210) 626-4379
fax: (210) 745-4631
email: Ralph.J.Grimmer@tsocorp.com
If to TLO, to:
Tesoro Logistics Operations LLC

19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Victoria R. Somers, Contracts Administrator — Logistics
phone: (210) 626-6390
fax: (210) 745-4490
email: victoria.r.somers@tsocorp.com
or to such other address or to such other Person as either Party will have last designated by notice to the other Party.
25. CONFIDENTIAL INFORMATION
     (a) Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 25. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
          (i) is available, or becomes available, to the general public without fault of the receiving Party;
          (ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;
          (iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
          (iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 25, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
     (b) Required Disclosure. Notwithstanding Section 25 (a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
     (c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party or destroyed with destruction certified by the receiving Party upon termination of this Agreement, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 25, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
     (d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
     (e) Survival. The obligation of confidentiality under this Section 25 shall survive the termination of this Agreement for a period of two (2) years.
26. MISCELLANEOUS
     (a) Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
     (b) Entire Agreement. This Agreement, together with the Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
     (c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.
     (d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
     (f) No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
     (g) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.
     (h) Schedules. Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO REFINING AND MARKETING COMPANY
By:	/s/ Gregory J. Goff
	Name:	Gregory J. Goff
	Title:	President

TESORO LOGISTICS OPERATIONS LLC
By:	TESORO LOGISTICS LP,
its sole member

By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
	Name:	Phillip M. Anderson
	Title:	President
Signature Page to
SLC Storage and Transportation Services Agreement

SCHEDULE 1
PIPELINES
• one 6” pipeline used to transport diesel fuel
• one 8” pipeline used to transport gasoline
• one 8” pipeline used to transport off-test product
• one 10” pipeline used to transport crude oil

SCHEDULE 2
TANKS

TANK NUMBER	SHELL CAPACITY (in Barrels)	OPERATING CAPACITY (in Barrels)
401	64,000	49,370
402	64,000	51,380
405	120,000	97,210
411	64,000	41,470
412	64,000	50,880
413	64,000	50,880
414	64,000	50,880
421	62,000	53,400
422	62,000	52,390
423	62,000	54,700
424	62,000	49,370
431	64,000	56,420
432	62,000	54,190
TOTAL:	878,000	712,540